EXHIBIT INDEX



Exhibit A:
  Attachment to item 77B: Accountant's report on internal control.

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Exhibit A:


December 17, 1998

To the Shareholders and Trustees of
Phoenix  Multi-Sector Short Term Bond Fund

In planning and performing our audits of the financial statementsof Phoenix Multi-Sector Short Term Bond Fund (the "Fund") for the year ended October 31, 1998,we considered their internal control, including control activities for safeguardingsecurities, in order to determine our auditing procedures for the purpose of expressing our opinion onthe financial statements and to comply with the requirements of Form N-SAR, not to provideassurance on internal control.

The management of the Fund is responsible for establishing andmaintaining internal control. In fulfilling this responsibility, estimates and judgments bymanagement are required to assess the expected benefits and related costs of controls. Generally,controls that are relevant to an audit pertain to the entity's objective of preparing financialstatements for external purposes that are fairly presented in conformity with generally acceptedaccounting principles. Those controls include the safeguarding of assets against unauthorizedacquisition, use or disposition.

Because of inherent limitations in internal control, errors orfraud may occur and not be detected. Also, projection of any evaluation of internal controlto future periods is subject to the risk that it may become inadequate because of changes inconditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarilydisclose all matters in internal control that might be material weaknesses under standardsestablished by the American Institute of Certified Public Accountants. A material weakness is acondition in which the design or operation of one or more of the internal control components doesnot reduce to a relatively low level the risk that misstatements caused by error or fraud inamounts that would be material in relation to the financial statements being audited may occur andnot be detected within a timely period by employees in the normal course of performing theirassigned functions. However, we noted no matters involving internal control and its operation,including controls for safeguarding securities, that we consider to be materialweaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use ofmanagement and the Trustees of Phoenix Multi-Sector Short Term
Bond Fund and the Securities andExchange Commission.

PricewaterhouseCoopers LLP